Exhibit 99.1

Neurotrope, Inc. Completes Independent Spin-off of Neurotrope Bioscience, Inc. and is Renamed Synaptogenix, Inc.

- Synaptogenix, Inc. trading under new symbol "SNPX"

- Progress with Lead Bryostatin Program Focused on First-in-Class Regeneration Therapeutics to Treat Neurodegeneration in Phase 2 Alzheimer's disease Trial

- Pursuing Additional NIH Grants and Partnerships with Leading Academic Institutions

NEW YORK, Dec. 8, 2020 /PRNewswire/ -- Synaptogenix, Inc. (OTC: SNPX), formerly Neurotrope Bioscience, Inc., today announced the successful spin-off of substantially all of the legacy assets and liabilities of Neurotrope, Inc. into the newly renamed company which is trading under the new symbol: SNPX.

"We expect Synaptogenix to benefit from the current environment where global pharmaceutical companies and institutional investors are both seeking opportunities in new neuro-restorative strategies to treat Alzheimer's disease, as well as other neurodegenerative diseases," stated Daniel Alkon, M.D., President and Chief Scientific Officer. "The work we have pioneered for the last twenty years on our first in class regenerative therapeutic platform now serves as the foundation for an entirely new emphasis from both the scientific and investment communities. Our lead compound, Bryostatin-1, has demonstrated safety and has shown promising signals of meaningful cognitive improvement over baseline function. This synaptogenesis and prevention of neuronal death are, we believe, critical for treating Alzheimer's disease, as well as other important neurodegenerative conditions such as Multiple Sclerosis, Parkinson's disease, Fragile X syndrome, and autistic spectrum disorders."

Dr. Alan J. Tuchman, CEO of Synaptogenix, Inc. added, "We are very pleased with the progress we are making on our NIH sponsored Phase 2 Alzheimer's trial and look forward to further updating the market in the near future. This trial extends the duration of dosing to six months and builds on the valuable lessons we have learned from previous, limited-duration pilot studies. We are also exploring opportunities for additional NIH grants and hope to conduct early trials for additional neurodegenerative indications in the near future."

Josh Silverman, Chairman of Synaptogenix, Inc. stated, "The successful spin off of Synaptogenix, following the recently announced merger between Metuchen Pharmaceuticals, LLC and Neurotrope, Inc., forming Petros Pharmaceuticals, Inc. (Nasdaq: PTPI), completes the strategic step of realigning our assets to maximize shareholder value going forward. We are excited and focused on creating value in each of these two companies for our investors in the near term."

Management will host a conference call Tuesday, December 15, at 4:15pm ET. Interested participants may dial either Toll Free: 877-407-9205 or International: 201-689-8054. A webcast will be available as well at https://www.webcaster4.com/Webcast/Page/2599/39136. Please submit any questions in advance to ncataldi@synaptogen.com.

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, PC served as legal counsel to Neurotrope, Inc. and Synaptogenix and Morgan, Lewis & Bockius served as legal counsel to Metuchen with respect to the transaction.

About Synaptogenix, Inc.

Synaptogenix is a clinical-stage biopharmaceutical company that has historically worked to develop novel therapies for neurodegenerative diseases. Synaptogenix has conducted clinical and preclinical studies of its lead therapeutic candidate, Bryostatin-1, in Alzheimer's disease, and preclinical studies for rare diseases such as Fragile X syndrome, Rett syndrome and Niemann-Pick Type C disease as well as other indications including multiple sclerosis, stroke and traumatic brain injury. The U.S. Food and Drug Administration has granted Orphan Drug Designation to Synaptogenix for Bryostatin-1 as a treatment for Fragile X syndrome. Bryostatin-1 has already undergone testing in more than 1,500 people in cancer studies, thus creating a large safety data base that will further inform clinical trial designs.

Additional information about Synaptogenix, Inc. may be found on its website: www.synaptogen.com or www.neurotrope.com.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. These forward-looking statements include statements regarding the Phase 2 study and further studies, and continued development of use of Bryostatin-1 for Alzheimer's disease and other cognitive diseases. Such forward-looking statements are subject to risks and uncertainties and other influences, many of which the Company has no control over. There can be no assurance that the clinical program for Bryostatin-1 will be successful in demonstrating safety and/or efficacy, that we will not encounter problems or delays in clinical development, or that Bryostatin-1 will ever receive regulatory approval or be successfully commercialized. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Additional factors that may influence or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain adequate financing, the significant length of time associated with drug development and related insufficient cash flows and resulting illiquidity, the Company's patent portfolio, the Company's inability to expand its business, significant government regulation of pharmaceuticals and the healthcare industry, lack of product diversification, availability of the Company's raw materials, existing or increased competition, stock volatility and illiquidity, and the Company's failure to implement its business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the Securities and Exchange Commission, including the Company's Registration Statement on Form S-1 (File No. 249434). The Company does not undertake to update these forward-looking statements.

Contact information:

 nvestors and Media
Neil Cataldi
ncataldi@synaptogen.com
973.510.2283

Robert Weinstein
Chief Financial Officer
NBI / Synaptogenix, Inc.
rweinstein@neurotrope.com
973.242.0005 x101